Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in this Registration Statement (Form S-8) pertaining to the Whole Foods Market 1992 Stock Option Plan for Team Members of our report dated November 12, 2003, with respect to the consolidated balance sheets of Whole Foods Market, Inc. as of September 28, 2003 and September 29, 2002 and the related consolidated statements of operations, shareholders’ equity and comprehensive income and cash flows for each of the three fiscal years in the period ended September 28, 2003, all as included in the Annual Report (Form 10-K) for the year ended September 28, 2003.

/s/ ERNST & YOUNG LLP
ERNST & YOUNG LLP

Austin, Texas

June 16, 2004

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